Exhibit 99.1

CHINA EDUCATION INTERNATIONAL, INC.

Announces Agreements with new Training School in Anhui Province, China

Boca Raton, Florida August 8, 2011 -- China Education International, Inc. (OTCBB:CEII) (“China Education”), which manages the operation of private schools and educational activities within China, today announced that its subsidiaries have signed contractual agreements with Hefei Meihua Vocational Training School (the “Meihua Training School”), based in the city of Hefei, in Anhui Province, China permitting China Education to manage the operations of this school.

Meihua Training School (which is affiliated with a high school also located in Hefei, China) offers non-academic training to both daily commuter students from the local area and to students who elect to live on the school’s campus.  Programs include advertising design, e-commerce, secretarial, logistics, marketing, and business management courses. The courses offered range in length from a few months to one year, and are designed to attract individual students from throughout Anhui province. Anhui is located within a fast growing industrial and commercial area of China – it is China’s 8th largest province in population and in 2002 its population was less than 60 million but is now approaching 70 million.

Joel Mason, China Education’s Chairman and Chief Executive Officer explained that “this is the third school to join us in our first seven months of educational management activity, and we are excited about the splendid progress our organization has made in so short a period of time.”  Mr. Mason explained that “our business model is special and is based on the international cooperation of educators and advisors from China, America, and around the world.  During the coming months, we are planning to provide international cooperative study programs for Meihua in the same way that we have established programs for our other schools.”

Meihua Training School commenced its operations in April, 2011, with 700 students and the school reports that it expects to reach its goal of 3,000 to 4,000 students across all course offerings by the end of December, 2011.  The school leases a 220,000 square foot facility for all its operations.

Mr. Mason went on to say that “with this new school, we estimate that by the end of 2011, the student population of the 3 schools we currently manage will be more than 10,000, and we are now discussing management opportunities with other schools that we expect to enter into similar contractual agreements during the next several months.”

Additional information regarding the Meihua Training School Agreements is provided in the Form 8-K we have filed with the U.S. Securities and Exchange Commission describing this transaction, including the United States generally accepted accounting principles (“GAAP”) and the variable interest entity concepts (“VIE”) that are fundamental and a necessary part of these agreements.

About China Education International, Inc.

China Education is a leader in managing the operations of private Chinese schools and educational organizations within China, while providing them with international partnership programs, and recruiting American and other international teachers for those schools and organizations.  We currently manage the operations of Shaoxing High School (Zhejiang Province), Pingtan Lanhua Middle & High School (Fujian Province), and Meihua Anhui Training School (Anhui Province).  The academic schools in our group provide China’s unified national core curriculums including Chinese, English, mathematics, physics, history, biology to approximately 6,300 students, in addition to the fast-growing number of students attending the Meihua Training School.  The schools and educational organizations in our group are award-winning including  Shaoxing High School’s numerous awards and recognition as one of China’s best 100 Private Schools by the Federation of Chinese Educators, the Association of Private Educators, and the Association of Principals.

Disclosure Notice:

This press release contains forward looking statements which identify important factors that could cause our actual results to differ materially from those projected in forward-looking statements. Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may include, but are not limited to, our  reliance on contractual arrangements with the schools and educational organizations we manage, which may not be as effective in providing operational control as direct ownership would, our ability to attract students to enroll in our programs and our ability to complete acquisitions of additional schools we have targeted. This press release is qualified in its entirety by the cautionary statements and risk factor disclosures contained in our Securities and Exchange Commission filings.

Contact:  Joel Mason, Chairman & CEO
Info@ChinaEducationIntl.com
Tel: +1.561.276.0500